Exhibit 10.34

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT

DATE:                                 31 July 2018

PARTIES:

(1)                                 You:                   Andrew J Formica of [ADDRESS]

(2)                                 The Company: HGI Group Limited whose registered office is at 201 Bishopsgate, London EC2M 3AE

WHEREAS

(1)                                 The Company is duly authorised to enter into this Agreement on its own behalf and as agent for any Group Company.

(2)                                 You are employed by the Company under the terms of a contract of employment between you and Henderson Group plc dated 5 November 2008 (as amended from time to time) (the Contract of Employment).

(3)                                 Without admission of liability, the Company and you have agreed on the terms set out in this Agreement by way of settlement of all claims you have or may have against the Company (or any Group Company) arising out of or in relation to your employment and the termination of your employment and (if relevant to you) any Directorships or their termination or cessation.

IT IS AGREED as follows:

1.                                    Definitions

1.1                             In this Agreement the following words and expressions will (unless they are inconsistent with the context) have the following meanings:

Associated Company	An associated employer within the meaning of section 231 of the Employment Rights Act 1996.

Compensation Committee	The Compensation Committee of the Janus Henderson Group plc Board of Directors.

Redundancy Payment	The payment referred to in clause 3.1.2 of this Agreement (inclusive of the statutory redundancy payment) which is compensation for loss of employment.

Directorships	Directorships or offices of any Group Company and directorships, trusteeships and offices of, or partnerships in, any company, trust or entity (i) connected with the

Janus Henderson Group or its business or (ii) which you hold at the request or instruction of the Janus Henderson Group.

Further Tax

Any income tax, employee National Insurance contributions, interest, penalties, charges and/or costs arising in respect of the Redundancy Payment (except where such income tax and/or employee National Insurance contributions are deducted by the Company under the terms of the Agreement and where such interest, penalties, charges and/or costs arise due to the delay or default of the Company) and/or any other taxable benefits under this Agreement which you are liable to pay and/or which HMRC requires the Company to pay.

Janus Henderson Group

The Company, or any company which controls the Company from time to time, or any Subsidiary from time to time of the Company, or of any company which controls the Company, or any company having, whether directly or indirectly, a parent company in common with the Company, or any Associated Company of the Company (each, a Group Company).

Pension Scheme	The Janus Henderson Group UK Pension Scheme.

Subsidiary

In relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Termination Date	31 December 2018

2.                                    Termination of Employment/Payment of Salary/Holiday Pay

2.1                             Your employment will terminate on the Termination Date.

2.2                             From the date of this Agreement to the Termination Date (the Garden Leave Period) you will:

2.2.1                  not be required to attend work save as set out below:

2.2.2                  perform consulting and executive advisory services regarding business strategy, policy and client service as reasonably directed by the Chairman of the board of directors of Janus Henderson Group plc (the Board) and/or the Chief Executive Officer of Janus Henderson Group plc (the Chief Executive Officer) that are commensurate with your prior level of position and knowledge;

2.2.3                  effectively hand over any ongoing issues or work efforts to the Chief Executive Officer;

2.2.4                  be available upon request to support and engage with employees, senior colleagues, shareholders, clients, regulators, and industry organisations but will not otherwise initiate contact with any clients or employees of the Janus Henderson Group other than in a social capacity.  For the avoidance of doubt you may respond to any enquiries by any employees, senior colleagues, shareholders, clients, regulators, and industry organisations in a manner consistent with the announcement(s) and related communications agreed in accordance with clause 6.5;

2.2.5                  comply fully with all applicable laws, and all applicable policies of the Company and the Janus Henderson Group; and

2.2.6                  have the title Advisor to the Board of Directors.

2.3                             During the Garden Leave Period your obligations to act in good faith and in the best interests of the Company and the Janus Henderson Group and your obligations under your Contract of Employment shall remain in full force and effect. You acknowledge and agree that, during the Garden Leave Period, you shall not work on a full or part-time basis for another person, firm or entity; provided that you may serve as a director or trustee of an outside organisation upon the prior approval of the Board.

2.4                             You will continue to receive your salary and benefits until the Termination Date and will be entitled to receive the sum of monies which represents payment for holiday which has accrued during the current holiday year but which remains untaken as at the Termination Date, less deductions for income tax and National Insurance contributions at appropriate rates and less any sums owed in respect of taken but un-accrued holiday and any sums authorised by you as deductions or reductions or otherwise owed by you to the Company (together, Deductions).

3.                                    Payments

3.1                             Subject to your compliance with the terms of this Agreement, including but not limited to clauses 2.2 and 2.3,  within 28 days of the later of (i) receipt by the Company this Agreement and the second settlement agreement attached at Schedule 2 duly executed by you and the attached adviser’s certificate completed by your solicitor and (ii) the Termination Date, the Company (having already considered and made any adjustment for mitigation) will pay to you:

3.1.1.1       a Redundancy Payment of £436,000  less deductions (if any) required by law. No part of the Redundancy Payment is taxable as Post-Employment Notice Pay (as defined in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA)). The parties therefore believe that the first £30,000 of the Redundancy Payment can be paid free of tax as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA (although the Company gives no warranty to this effect) and so will be paid without deduction of income tax or National Insurance contributions.  The balance of the Redundancy Payment will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The Company shall accordingly deduct income tax (but not national insurance contributions) from it at the appropriate rate.  The Redundancy Payment is inclusive of your entitlement to a statutory redundancy payment; and

3.1.1.2       a payment in lieu of your contractual notice period of £496,175 less deductions required by law.  This payment in lieu is Post-Employment Notice Pay (as defined in section 402E(5) of ITEPA) and is taxable as earnings. The Company shall accordingly deduct income tax and employee National Insurance contributions from it at the appropriate rate.

3.2                             The Company will pay you (i) your incentive bonus for the full 2018 performance year, and (ii) a special bonus of US $750,000 (which will be paid to you in GBP calculated using the spot exchange rate on the last day of the month preceding the date of this Agreement), in each case on the Company’s normal bonus payment date(s). Part of your 2018 incentive bonus will be paid in cash, and the balance of your 2018 incentive bonus and special bonus will be subject to mandatory deferral under the terms of the Company’s current deferral scheme and may be paid in the form of shares in Janus Henderson Group plc or funds. It will also be subject to deductions required by law. The amount of your 2018 incentive bonus will be calculated on the same basis as and will be commensurate with that for the Chief Executive Officer and so is subject to 2018 Company performance as determined using the CEO Scorecard and the discretion of the Compensation Committee.

3.3                             The Company will account to HMRC for the income tax/National Insurance so deducted.

3.4                             Subject to the rules of the applicable scheme(s), for the 24 month period immediately following the Termination Date, the Company shall arrange to provide the Executive and his dependents (who currently benefit under such plans), medical, dental and vision insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Termination Date. If it is not possible to extend cover under the applicable schemes for the 24 month period immediately following the Termination Date, the Company will pay to you a cash amount equal to the reasonable cost of you replacing the applicable cover within 14 days of the Termination Date.  You will bear the tax and employee National Insurance on this  benefit.

3.5                             The Company will reimburse you for all expenses reasonably and properly incurred up to the Termination Date in connection with your employment and in accordance with the Company’s usual policies and procedures regarding expenses, provided that the Company receives all appropriate receipts or invoices within 7 days prior to the Termination Date.

4.                                    Tax Indemnity

4.1                             You undertake that if the Company is called upon to account to HMRC for any Further Tax and if the Company pays the Further Tax to HMRC and notifies you of the fact, you will without delay pay to the Company an amount equal to the Further Tax. No payment of Further Tax will be made to HMRC without particulars of any proposed payment being given to you and the Company will provide reasonable assistance if you wish to challenge the payment of any Further Tax. You agree to promptly indemnify the Company on an after-tax basis  in respect of any Further Taxes.

5.                                    Pension Arrangements and SIPP

5.1                             As you opted out of the Pension Scheme from 30 April 2015 no Company contributions have been paid to the Pension Scheme since that date.  You can leave your fund invested in the Pension Scheme until such time as you wish to take your retirement income.  Alternatively, you can transfer your fund to another registered pension arrangement at any time.

5.2                             Your investments in the Group Self Invested Pension Plan (SIPP) remain yours and you should contact Hargreaves Lansdown for further information.

6.                                    Secrecy

6.1                             Save to the extent set out at clause 6.2 and 6.5:

6.1.1                  you agree to; and

6.1.2                  the Company agrees to; and

6.1.3                  the Company agrees to instruct each member of the Executive Committee who is aware of the terms of this Agreement to;

keep the terms of this Agreement and the terms on which your employment was terminated strictly confidential and not to disclose or communicate or otherwise make public the same to anyone.

6.2                             The restrictions set out at clause 6.1 shall not apply to information which you or the Company or such other individuals disclose:

6.2.1                  pursuant to the order of a court of competent jurisdiction;

6.2.2                  pursuant to and in accordance with the Public Interest Disclosure Act 1998;

6.2.3                  in circumstances where the Company or you are required by law to do so;

6.2.4                  in order to report misconduct or a serious breach of regulatory requirements to an appropriate regulator;

6.2.5                  to a law enforcement agency;

6.2.6                  if required by a relevant regulatory authority;

6.2.7                  as required to meet any applicable stock exchange or equivalent reporting requirements;

6.2.8                  to the extent necessary in connection with a criminal investigation or prosecution;

6.2.9                  to HMRC; or

6.2.10           (where, and to the extent, necessary or appropriate and provided such person(s) agree to keep the information confidential) to your or the Company’s legal or professional advisers or such other persons that are required in order to fulfil the terms of this agreement or (in your case) your spouse, civil partner or partner.

6.3                             You undertake that you will not (whether directly or indirectly) make, or cause to be made, any public or otherwise communicate any disparaging, critical or derogatory statements, remarks or comments whether in writing or otherwise concerning the Company or any Group Company or any of its or their officers, clients, customers, suppliers, employees or ex-employees.

6.4                             In return, the Company will:

6.4.1                  not authorise or encourage any of its employees or officers to; and

6.4.2                  instruct each member of the Executive Committee not to and thereafter use reasonable endeavours to ensure that those individuals do not;

make public or otherwise communicate any disparaging, critical or derogatory statements, remarks or comments whether in writing or otherwise concerning you.

6.5                             You and the Company will endeavour to agree in good faith the terms of  an internal and external announcement and related communications concerning the termination of your appointment following signature of this Agreement and neither party will make any statement which is inconsistent with such announcement(s) and communications, without the other party’s prior written consent.

7.                                    Confidentiality and Restrictive Covenants

7.1                             Save that the non-competition provision set out at clause 19.2(c) which will shall be waived in full and not enforced by the Company, in consideration for the further payment of £10 (from which the Company will deduct such income tax and employee National Insurance which it is by law obliged to deduct), you agree and acknowledge that you remain bound by and will continue to comply with the post-employment restrictions as set out in clause 19 of your Contract of Employment and your duty of confidentiality towards the Company and any Group Company as set out in clause 18 of your Contract of Employment and will treat as trade secrets all confidential and specialised data and information acquired by you during the course of your employment including but not limited to any information concerning:

7.1.1                  the Company’s (or any Group Company’s) products, sales and marketing strategies, plans, training programmes, instructions, client care policies, pricing structures, client details, and management practice;

7.1.2                  any person who at the Termination Date or formerly was an employee or client of the Company or any Group Company,

and will not at any time in the future use any such trade secrets or information for your own benefit nor divulge them to any individual, organisation, firm or company without the prior written consent of the Company. For the avoidance of doubt this clause does not apply to any information which has entered the public domain otherwise than as a result of a direct or indirect disclosure by you.

7.2                             The Company warrants that the only post-employment restrictions applicable to you are contained in clause 19 of your Contract of Employment and that there are no such restrictions contained in any document that is binding on you, including any share scheme plan or award documents to which you are subject.

7.3                             Clauses 6 and 7 shall only bind you to the extent allowed by law and nothing in this Agreement shall prevent you from making a protected disclosure.

8.                                    Warranties

8.1                             You warrant and represent that:

8.1.1                  you have not at any time committed a repudiatory breach of your Contract of Employment which would entitle the Company to terminate your employment without notice;

8.1.2                  on or before the Termination Date, you will return to the Company all property (including your Company identification), Company credit card, office keys, computer equipment, blackberry records, correspondence, documents, files, client lists, client records and other information (whether originals copies or extracts and whether in written or in computer readable form) belonging to the Company or any Group Company, provided that you shall be provided with reasonable access to Board papers or such other papers as may be reasonably necessary for the purposes of answering questions from the Company or defending the Company or you in respect of any internal or regulatory investigation or court proceedings. Further, it is agreed that you may retain the mobile handset that you have the use of and with effect from the Termination Date the Company will ensure that the mobile number is transferred to you (and will ensure that the provider gives you a PAC code).  You will be responsible for all costs associated with the mobile handset and number from the Termination Date;

8.1.3                  you will not retain any copies (in any form) of any such records, correspondence, documents, files, client lists, client records or other information;

8.1.4                  you will erase and procure the erasure of all data relating to the business of the Company from any computer to which you have access and which is not under the custody or control of the Company and will destroy any paper copies made of such data; and

8.1.5                  you have not and will not commence any action or issue any legal proceedings against the Company or any of its respective officers or employees in any court or Tribunal, save for any claim which is not waived in this Agreement.

8.2                             The Company is under no obligation to make the payments provided for in clause 3 or 9 in the event that you are in breach of any of the warranties in this clause 8, or if on or before the Termination Date, you do or fail to do anything which amounts to a repudiatory breach of the express or implied terms of your employment with the Company.

9.                                    Legal Expenses

9.1                             Subject to receipt of a signed copy of this Agreement from you, the Company will, on the production of an appropriate copy VAT invoice (addressed to you but marked payable by the Company) and subject to the terms of this Agreement, pay to your solicitors your legal expenses relating exclusively to advice on your rights in connection with this Agreement, up to a maximum of £27,500 plus VAT.

10.                             Share Schemes

10.1                      All provisions in this clause are strictly subject to the rules of the relevant scheme from time to time in force.  All share awards held by you will be determined in accordance with the rules of the applicable scheme(s), except as otherwise provided below, and illustrated in the table at Schedule 4.

10.2                      You agree that the provisions set out in this clause will take effect provided that you ensure that the Company has your up to date personal email address at all times so that the schemes’ trustees and administrators can maintain contact with you.

10.3                      Your participation in the Janus Henderson Group PLC Second Amended and Restated 2010 Long Term Incentive Plan (Janus LTI):

10.3.1           Your entitlements to any long term incentive awards (in the form of shares of restricted stock, stock options, mutual fund unit awards or any other equity awards of Janus Capital Group Inc.) and any entitlements under the Janus LTI will be dealt with in accordance with the relevant rules of the Janus LTI and any applicable award agreement provided that your long term incentive award granted on 11 August 2017 will continue to vest and will not be subject to pro-ration.

10.3.2           Your unvested performance share units (PSU) granted under the Janus LTI will be subject to performance criteria measured and based on the attainment of the applicable performance metrics as of the Termination Date, but in no event will the performance vesting percentage be less than 52%. This award will continue to vest over time in accordance with the applicable vesting schedule.

10.4                      Your participation in the Sharesave (SAYE) Plan:

10.4.1           You will retain the right to exercise your options up to the value of your savings.  You have the right to continue saving directly with the Yorkshire Building Society (YBS) for a further six months after the Termination Date and may exercise your options at any time during that period.  10.4.2 YBS will contact you within two months of the Termination Date with detailed information regarding the choices available to you.  If you wish to continue saving after the Termination Date, or have any queries regarding your SAYE Plan, you should contact YBS on [TELEPHONE].

10.5                      Your participation in the Buy As You Earn (BAYE) Plan:

10.5.1           If you have applied for and received Partnership Shares and/or Matching Shares and/or Free Shares and/or Dividend Shares under the BAYE Plan, you will retain all the shares that you acquired.  You will not pay income tax or National Insurance contributions on your shares regardless of how long they have been held in the trust.

10.5.2           Conduent HR Services, the plan administrator, processes payments and releases of shares to leavers on a monthly basis. It may therefore take up to two months from the Termination Date before you receive the shares or the proceeds of the shares (if you have elected to sell them). Conduent HR Services will write to you with further details within two months of the Termination Date.  If you have any queries you should contact the Conduent HR Services helpline on [TELEPHONE].

10.6                      Your participation in the Deferred Equity Plan (DEP):

10.6.1           The Company confirms that, in accordance with the rules of the DEP, all of your deferred awards granted under the DEP will be released on the scheduled release dates. Income tax and National Insurance/social security contributions will be due on any deferred awards based on the share price at the date the shares are released to you.

10.6.2           The Trustee will write to you about the Pay-As-You-Earn (PAYE) process in due course and on vesting the Trustee will contact you to request that you select a vesting choice online.

10.7                      Your participation in the Henderson Long Term Incentive Plan (Henderson LTIP):

10.7.1           Your award under the Henderson LTIP will vest subject to, and to the extent that, specific performance conditions have been satisfied, and the decision on this will be made approximately two months after the end of the performance period.  The award will vest based on the A/B formula — A being the number of complete months you have been employed during the performance period and B being the vesting period in complete months.  Any award that vests must be exercised within five years otherwise it will automatically lapse.  You will be notified in due course as to what portion, if any, of your award will be eligible for exercise. Please note that some awards may be subject to additional holding periods with the Trustee.

10.8                      Your participation in the Restricted Share Plan (RSP):

10.8.1           This also applies to any awards that are paid through the RSP process. You will receive any unvested awards on a pro-rated basis. The number of shares will be based on the A/B formula — A being the number of complete months you have been employed during the vesting period and B being the vesting period in complete months, may also be subject to satisfaction of any performance conditions. The Awards will not be released until the original vest date.

11.                             Reference

11.1                      Subject to (i) its obligations to any relevant regulatory body and (ii) any further information coming to the Company’s attention which it considers should properly be reflected in the reference, the Company will, if requested by a potential employer, supply a reference in its standard form from time to time in use. A specimen of the Company’s current standard reference is attached as Schedule 1 to this Agreement.

12.                             Outplacement Counselling

12.1                      For a period of up to six (6) months from 1 September 2018, the Company will provide you with outplacement counselling services and assistance from the preferred supplier, LHH Penna, which includes a number of ‘flexible credits’ and support as explained in the leaflet available from Human Resources.  If you require further information about outplacement counselling you should call LHH Penna on [TELEPHONE], or contact Human Resources.

13.                             Resignation from Directorships

13.1                      Where you hold any Directorships, you will resign your Directorships by signing the letter attached at schedule 3 and will execute any other documents necessary to give effect to such resignation(s) in a form prescribed by the Company and will return this/these to the Company on or immediately before 1 August 2018.

13.2                      The 2017 Instrument of Indemnity between you and Henderson Group plc (the Indemnity Instrument), will remain in full force and effect and you will continue to have the benefit of D&O cover as provided in that agreement.

14.                             Waiver of Claims

14.1                      Without any admission of liability by the Company, you agree to accept the terms set out in this Agreement in full and final settlement of any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company and/or any Group Company or any of its or their current or former officers or employees, whether at common law, statutory, pursuant to European Union law or otherwise, however arising, directly or indirectly in connection with your employment and/or its termination and

(where relevant) your Directorships and/or your removal or resignation from them (the Identified Issues).

14.2                      In particular, but without limitation, the waiver and release contained in clause 14.1 extends to:

14.2.1           any damages for wrongful dismissal or breach of contract including but not limited to any claim in respect of unpaid salary, bonus, commission, overtime, holiday pay, sick pay, pension contributions, benefits, allowances, re-imbursement of expenses, notice pay or any other termination or severance payment howsoever arising and in respect of stigma;

14.2.2           any claim for compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other similar scheme operated by the Company or any Group Company other than as set out in clause 10; and

14.2.3           any statutory claims which you have or may have as follows:

(a)              a claim of unfair dismissal under sections 93 or 111 of the Employment Rights Act 1996;

(b)             a claim for a redundancy payment, under section 163 of the Employment Rights Act 1996;

(c)              a claim of unlawful deductions under section 23 of the Employment Rights Act 1996;

(d)             a claim in relation to working time or holiday pay under regulation 30 of the Working Time Regulations 1998;

(e)              a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to making a protected disclosure, under section 47B;

(f)                a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to the right to be accompanied, under section 10 of the Employment Relations Act 1999;

(g)             a claim of discrimination relating to age under regulation 36 of the Employment Equality (Age) Regulations 2006 and/or under section 120 of the Equality Act 2010;

(h)              for damages under Sections 158-160 of the Data Protection Act 2018 or under Article 82 of the General Data Protection Regulation.

The claims specified in these clauses 14.1 and 14.2 (together the Employee Claims) are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and/or its termination.

14.3                      In signing this Agreement, you confirm that you are not aware of any other claims other than those specified in clause 14 or facts or circumstances that may give rise to any claim against the Company, any Group Company or any of its of their officers, or current or former employees in relation to any other matters.

14.4                      By your signature of this Agreement you agree that you will not institute or commence any claims, actions or proceedings against the Company or any Group Company or any officer or employee of the Company or any Group Company in relation to the Identified Issues before any Employment Tribunal or court whether in respect of the Employee Claims or otherwise. For the avoidance of doubt, the Company acknowledges that nothing in this Agreement affects your accrued pension rights, or right to enforce this Agreement or right to bring a claim in respect of personal injury and you represent and warrant that as at the date of signature of this Agreement, you are not aware of any circumstances which give rise or may give rise to any claim in relation to personal injury.

14.5                      You represent and warrant that:

14.5.1           you have received independent legal advice from a relevant independent adviser (as defined by section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue a claim in relation to the Identified Issues and you have previously notified any and all potential claims of any nature you have or may have against the Company or any Group Company (or any of its or their officers or employees) to the Company in writing and that you have no other complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including without limitation the Employee Claims;

14.5.2           the name of the independent adviser referred to in clause 14.5.1 above is Sarah Keeble of Mishcon de Reya LLP.

14.5.3           you are advised by the independent adviser that there is in force and was at the time you received the advice referred to above an insurance policy covering the risk of a claim by you in respect of loss arising in consequence of that advice.

You acknowledge that the Company has acted in reliance on these warranties when entering into this Agreement.

14.6                      You agree and acknowledge that the conditions regulating settlement and compromise agreements contained in section 147 of the Equality Act 2010, section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or

Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Pensions Act 2008 and any other similar relevant statutory provisions relating to the settlement of statutory claims are intended to be and have been satisfied.

14.7                      You agree that if you materially breach any provision in this Agreement or pursue a claim against the Company or any Group Company relating to your employment or its termination, other than such claims which are not waived in this Agreement, an amount equal to the loss (including any legal fees or costs) which the Company and/or any Group Company suffers or incurs as a result will be immediately payable to the Company upon demand and the Company will be released from any continuing obligation under this Agreement.

14.8                      The Company (for itself and each company in the Janus Henderson Group) warrants that, as of the date of this Agreement, it is not aware of any claims against you and you warrant that, as of the date of this Agreement you are not aware of any claims or of any facts or circumstances likely to lead to any claims, that the Company might have against you and, on this basis, to the extent permissible by law, the Company hereby irrevocably waives any and all claims against you as of the date of this Agreement.

15.                             Interpretation

15.1                      The headings to clauses are for convenience only and have no legal effect.

16.                             Whole Agreement

16.1                      Each party for the behalf of itself and, in the case of the Company, as agent for each Group Company, agrees with the other that (i) this Agreement and the Indemnity Instrument set out the entire agreement and understanding between you and the Company and each Group Company in relation to your employment with the Company and its termination and your directorships with the Company and any Group Company and their termination, and supersedes all prior discussions between them or their advisers and all statements representations assurances or warranties whenever given and whether orally or in writing and (ii) neither party has relied on any statement, representation, assurance or warranty of any person (whether party to this Agreement or not and whether in writing or not) other than as expressly set out in this Agreement.

16.2                      Nothing in this Agreement will, however, operate to limit or exclude any liability for fraud.

17.                             Further Assistance

17.1                      You agree that you will, at the reasonable request of the Company, provide the Company or any Group Company with such reasonable assistance as it or they may require in the conduct of any legal proceedings, investigation or enquiry in respect of which the Company or its advisers reasonably believe that you may be of assistance. The Company will reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause.

18.                             Applicable Law and Jurisdiction

18.1                      This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts to settle any dispute which may arise in connection with this Agreement.

19.                             Miscellaneous

19.1                      If the amount of any payment or the vesting of any award under this Agreement exceeds any maximum pursuant to any relevant law or regulation or is in any other respect prohibited, your entitlement under this Agreement will be reduced to the maximum allowed under such law or regulation and the Company’s obligations to make any such payment or vest any such award will be reduced accordingly.

19.2                      This Agreement is entered into by the Company for itself and in trust for each Group Company with the intention that each such company will be entitled to enforce it directly. The parties agree that each Group Company will be entitled to enforce the benefit of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999. Other than as stated in this clause 19.2, no person other than a party to this Agreement will have any rights to enforce any term of this Agreement.

19.3                      This Agreement although marked ‘Without Prejudice’ and ‘Subject to Contract’ will upon signature by both parties be treated as an open document evidencing an agreement binding on the parties.

19.4                      This Agreement may consist of one or more counterparts, each signed by one or more parties to this Agreement. If so, the signed counterparts are treated as making up one document, the date on which the last counterpart is executed will be the date of the Agreement and when executed and delivered each counterpart is treated as an original and together will constitute one document.

/s/ ANDREW FORMICA
SIGNED by You

/s/ ROGER THOMPSON
SIGNED for and on behalf of the Company

CERTIFICATE

I, Sarah Keeble

of Mishcon de Reya LLP confirm that I have given independent legal advice to Andrew Formica as to the terms and effect of the above Agreement and in particular its effect on the ability of Andrew Formica to pursue his rights before a court or Employment Tribunal.

I confirm that I am a Solicitor of the Senior Courts of England & Wales holding a current Practising Certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Andrew Formica in respect of any loss arising in consequence of that advice.

Signed	/s/ SARAH KEEBLE

Dated	31 July 2018

Schedule 1

Our Reference:

Your Reference:

Date:

Private & Confidential

Dear [NAME]

Thank you for your letter of [DATE].  It is Janus Henderson Group Plc policy to issue a certificate of employment only in response to a reference request [if relevant: and I am therefore unable to provide all the information you requested.]

CERTIFICATE OF EMPLOYMENT

Name:	Andrew J Formica

Dates of employment:	1 March 1993 — 31 December 2018

Last position(s) held:	Co-Chief Executive Officer up to 31 July 2018. Advisor to the Board of Directors from 1 August 2018 to 31 December 2018.

We confirm Andrew J Formica was registered as CF1 (Director) from [DATE] to [DATE] and was deemed fit and proper/ threshold competent at his time of leaving.

Under no circumstances must the information be divulged to the subject of the reference or any other third party without our consent.

Yours sincerely

Janus Henderson HR Administration

Schedule 2

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

SECOND SETTLEMENT AGREEMENT

DATE:

PARTIES :

(1)                                 You:                   Andrew J Formica of [ADDRESS]

(2)                                 The Company: Henderson Administration Limited whose registered office is at 201 Bishopsgate, London EC2M 3AE

IT IS AGREED as follows:

1.                                    Definitions

1.1                             Capitalised terms used herein shall have the meaning given to them in the settlement agreement between you and the Company dated [31 July 2018] (the First Settlement Agreement).

2.                                    Payments

2.1                             Subject to the terms and conditions set out in the First Settlement Agreement, the Company will make the payment set out therein.

2.2                             Subject to receipt of a signed copy of this Agreement from you, the Company will, on the production of an appropriate copy VAT invoice (addressed to you but marked payable by the Company) and subject to the terms of this Agreement, pay to your solicitors your legal expenses relating exclusively to advice on your rights in connection with this Agreement, up to a maximum of £300 plus VAT.

3.                                    Waiver of Claims

3.1                             Without any admission of liability by the Company, you agree to accept the terms set out in this Agreement in full and final settlement of any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company and/or any Group Company or any of its or their officers or employees, whether at common law, statutory, pursuant to European Union law or otherwise, however arising, in connection with your employment and/or its termination (the Identified Issues).

3.2                             In particular, but without limitation, the waiver and release contained in clause 3.1 extends to:

3.2.1                  any damages for wrongful dismissal or breach of contract including but not limited to any claim in respect of unpaid salary, bonus, commission, overtime, holiday pay, sick pay, pension contributions, benefits, allowances, re-

imbursement of expenses, notice pay or any other termination or severance payment howsoever arising and in respect of stigma;

3.2.2                  any claim for compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other similar scheme operated by the Company or any Group Company other than as set out in the First Settlement Agreement; and

3.2.3                  any statutory claims which you have or may have as follows:

(a)              a claim of unfair dismissal under sections 93 and 111 of the Employment Rights Act 1996;

(b)             a claim for a redundancy payment, under section 163 of the Employment Rights Act 1996;

(c)              a claim of unlawful deductions under section 23 of the Employment Rights Act 1996;

(d)             a claim in relation to working time or holiday pay under regulation 30 of the Working Time Regulations 1998;

(e)              a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to making a protected disclosure, under section 47B;

(f)                a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to the right to be accompanied, under section 10 of the Employment Relations Act 1999;

(g)             for damages under Sections 158-160 of the Data Protection Act 2018 or under the General Data Protection Regulation; and

(h)              a claim of discrimination relating to age under regulation 36 of the Employment Equality (Age) Regulations 2006 and/or under section 120 of the Equality Act 2010.

The claims specified in these clauses 3.1 and 3.2 (together the Employee Claims) are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and/or its termination.

In signing this Agreement, you confirm that you are not aware of any other claims other than those specified in clause 3 or facts or circumstances that may give rise to any claim against the Company or its employees in relation to any other matters.

3.3                             By your signature of this Agreement you agree that you have not and you will not institute or commence any claims, actions or proceedings against the Company or any Group Company or any officer or employee of the Company or any Group Company in relation to the Identified Issues before any Employment Tribunal or court whether in respect of the Employee Claims or otherwise. For the avoidance of doubt, the Company acknowledges that nothing in this Agreement affects your accrued pension rights, or right to enforce this Agreement or right to bring a claim in respect of personal injury and you represent and warrant that as at the date of signature of this Agreement, you are not aware of any circumstances which give rise or may give rise to any claim in relation to personal injury. Furthermore nothing in this Second Settlement Agreement shall affect your right to enforce the terms of your First Settlement Agreement and any such action shall not be construed as a breach of either the First Settlement Agreement or the Second Settlement Agreement.

3.4                             You represent and warrant that:

3.4.1                  you have received independent legal advice from a relevant independent adviser (as defined by section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue a claim in relation to the Identified Issues and you have previously notified any and all potential claims of any nature you have or may have against the Company or any Group Company (or any of its or their officers or employees) to the Company in writing and that you have no other complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including without limitation the Employee Claims;

3.4.2                  the name of the independent adviser referred to in clause 3.4.1 above is Sarah Keeble of Mishcon de Reya LLP;

3.4.3                  you are advised by the independent adviser that there is in force and was at the time you received the advice referred to above an insurance policy covering the risk of a claim by you in respect of loss arising in consequence of that advice.

You acknowledge that the Company has acted in reliance on these warranties when entering into this Agreement.

3.5                             You agree and acknowledge that the conditions regulating settlement and compromise agreements contained in section 147 of the Equality Act 2010, section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Pensions Act 2008 and any

other similar relevant statutory provisions relating to the settlement of statutory claims are intended to be and have been satisfied.

3.6                             For the avoidance of doubt, you confirm that the First Settlement Agreement remains in full force and effect notwithstanding the execution of this Agreement.

3.7                             You agree that if you materially breach any provision in this Agreement or pursue a claim against the Company or any Group Company relating to your employment or its termination, other than such claims which are not waived in this Agreement, an amount equal to the loss (including any legal fees or costs) which the Company and/or any Group Company suffers or incurs as a result will be immediately payable to the Company upon demand and the Company will be released from any continuing obligation under this Agreement.

3.8                             The Company (for itself and each company in the Janus Henderson Group) warrants that, as of the date of this Agreement, it is not aware of any claims against you and you warrant that, as of the date of this Agreement you are not aware of any claims or of any facts or circumstances likely to lead to any claims, that the Company might have against you and, on this basis, to the extent permissible by law, the Company hereby irrevocably waives any and all claims against you as of the date of this Agreement.

4.                                    Interpretation

4.1                             The headings to clauses are for convenience only and have no legal effect.

5.                                    Applicable Law and Jurisdiction

5.1                             This Agreement will be construed in accordance with English law and the parties irrevocable submit to the exclusive jurisdiction of the English Courts to settle any dispute which may arise in connection with this Agreement.

6.                                    Miscellaneous

6.1                             If the amount of any payment or the vesting of any award under this Agreement exceeds any maximum pursuant to any relevant law or regulation or is in any other respect prohibited, your entitlement under this Agreement will be reduced to the maximum allowed under such law or regulation and the Company’s obligations to make any such payment or vest any such award will be reduced accordingly.

6.2                             This Agreement is entered into by the Company for itself and in trust for each Group Company with the intention that each such company will be entitled to enforce it directly. The parties agree that each Group Company will be entitled to enforce the benefit of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999. Other than as stated in this clause 6.2, no person other than a party to this Agreement will have any rights to enforce any term of this Agreement.

6.3                             This Agreement although marked ‘Without Prejudice’ and ‘Subject to

Contract’ will upon signature by both parties be treated as an open document evidencing an agreement binding on the parties.

6.4                             This Agreement may consist of one or more counterparts, each signed by one or more parties to this Agreement. If so, the signed counterparts are treated as making up one document, the date on which the last counterpart is executed will be the date of the Agreement and when executed and delivered each counterpart is treated as an original and together will constitute one document.

SIGNED by You

SIGNED for and on behalf of the Company

CERTIFICATE

I, Sarah Keeble

of Mishcon de Reya LLP confirm that I have given independent legal advice to Andrew Formica as to the terms and effect of the above Agreement and in particular its effect on the ability of Andrew Formica to pursue his rights before a Court or Employment Tribunal.

I confirm that I am a Solicitor of the Senior Courts of England & Wales holding a current Practising Certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Andrew Formica in respect of any loss arising in consequence of that advice.

Signed

Dated

SCHEDULE 3

DIRECTOR RESIGNATION LETTER

To the Company Secretary of:

G.I.L. Nominees Limited

Gartmore Group Limited

Gartmore Investment Limited

Gartmore Investment Management Limited

Gartmore Investment Services Limited

Henderson Administration Limited

Henderson Alternative Investment Advisor Limited

Henderson Asset Management Limited

Henderson Equity Partners Limited

Henderson Finances

Henderson Fund Management Limited

Henderson Global Group Limited

Henderson Global Investors (Holdings) Limited

Henderson Global Investors (International Holdings) B.V.

Henderson Global Investors Geneva Finance Limited

Henderson Global Investors Limited

Henderson Group Holdings Asset Management Limited

Henderson Holdings Group Limited

Henderson Holdings Limited

Henderson Nominees Limited

Henderson UK Finance Limited

HGI (Investments) Limited

HGI Asset Management Group Limited

HGI Group Limited

Janus Henderson Group plc

New Star Asset Management (Bermuda) Limited

New Star Asset Management Group Limited

Oxford Acquisition III Limited

Intech Investment Management LLC

(together, the “Companies”)

               2018

Dear [Company Secretary],

RESIGNATION AS DIRECTOR

I hereby confirm my resignation as a director of each of the Companies (as defined above), and any other company in the Janus Henderson Group of which I am a director, to take effect from 1 August 2018.

I confirm that I have no claim whatsoever against the Companies or any of their Group Companies arising from my appointment as a director, my office as director or its termination either under common law or statute or otherwise.

Yours sincerely

Andrew Formica

SCHEDULE 4

Schedule of Share Awards

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